================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                             ---------------------
                                SCHEDULE 14D-1
              Tender Offer Statement Pursuant to Section 14(d)(1)
                     of the Securities Exchange Act of 1934

                               (Amendment No. 1)

                          OUTBOARD MARINE CORPORATION
                           (Name of Subject Company)

                         GREENMARINE ACQUISITION CORP.
                         A Wholly-Owned Subsidiary of

                           GREENMARINE HOLDINGS LLC
                                   (Bidders)

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)

Greenlake Holdings LLC     Greenhouse Partners, L.P.   Greenhut Overseas, L.L.C.
Greenway Partners, L.P.       Greenhut, LLC              Alfred D. Kingsley
Greentree Partners, L.P.      Greenbelt Corp.            Gary K. Duberstein
                             Greensea Offshore, L.P.
                                    and

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

   Greenmarine Holdings LLC      QIH Management Investor, L.P.        Stanley F. Druckenmiller
 Greenmarine Acquisition Corp.       QIH Management, Inc.          Quasar International Fund N.V.
Quantum Industrial Holdings Ltd.   Soros Fund Management LLC      Quasar International Partners C.V.
Quantum Industrial Partners LDC            George Soros             Quasar Strategic Partners LDC


                         Common Stock, $.15 Par Value
                         ----------------------------
                        (Title of Class of Securities)

                                   690020102
                         ----------------------------
                     (CUSIP Number of Class of Securities)

                           Gary K. Duberstein, Esq.
                         GREENMARINE ACQUISITION CORP.
                          277 Park Avenue, 27th Floor
                           New York, New York 10172
                                (212) 350-5100
                         ----------------------------
                 (Name, Address and Telephone Number of Person
     Authorized to Receive Notices and Communications on Behalf of Bidder)
                                  Copies to:
    David E. Zeltner, Esq.                         Patrick J. Dooley, Esq.
  WEIL, GOTSHAL & MANGES LLP               AKIN, GUMP, STRAUSS, HAUER & FELD LLP
      767 Fifth Avenue                                590 Madison Avenue
     New York, New York 10153                     New York, New York 10022
       (212) 310-8000                                    (212) 872-1000
                           CALCULATION OF FILING FEE
-------------------------------------------------------------------------------

              Transaction
         Valuation $327,995,352*                 Amount of Filing Fee $65,600**
-------------------------------------------------------------------------------
/X/ Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount previously paid: $65,600    Filing Party: Greenmarine Acquisition Corp.
Form or registration no.: 14D-1    Date filed: August 8, 1997

------------
 * Pursuant to, and as provided by, Rule 0-11(d), and for the purpose of calculating filing fees only, this amount assumes the purchase at $18.00 cash per share of 18,221,964 shares of the common stock of the Subject Company, par value $0.15 per share ("Shares"), which is equal to the total number of Shares outstanding as reported in the Quarterly Report on Form 10-Q of Outboard Marine Corporation for the quarter ended June 30, 1997, less 2,000,000 Shares owned beneficially by Bidders and their affiliates.
** 1/50 of 1% of Transaction Valuation.
===============================================================================

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GREENLAKE HOLDINGS LLC
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                               0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                      2,000,000
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                 2,000,000

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                   2,000,000

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                      9.9%

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        OO

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GREENWAY PARTNERS, L.P.
       S.S. OR I.R.S. IDENTIFICATION                   13-3714238
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        PN

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GREENTREE PARTNERS, L.P.
       S.S. OR I.R.S. IDENTIFICATION                   13-3752875
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        PN

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GREENHOUSE PARTNERS, L.P.
       S.S. OR I.R.S. IDENTIFICATION                   13-3793447
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH        --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        PN

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GREENHUT, L.L.C.
       S.S. OR I.R.S. IDENTIFICATION                   13-3793450
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        OO

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GREENBELT CORP.
       S.S. OR I.R.S. IDENTIFICATION                   13-3791931
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        CO

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GREENSEA OFFSHORE, L.P.
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                Cayman Islands

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        PN

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GREENHUT OVERSEAS, L.L.C.
       S.S. OR I.R.S. IDENTIFICATION                   13-3868906
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     /X/
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        OO

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       ALFRED D. KINGSLEY
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                 United States

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                      2,000,000
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                 2,000,000

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                   2,000,000

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                      9.9%

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        IN

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GARY K. DUBERSTEIN
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                 OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                 United States

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                      2,000,000
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                 2,000,000

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                   2,000,000

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                      9.9%

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        IN

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                       GREENMARINE HOLDING LLC
       S.S. OR I.R.S. IDENTIFICATION                   13-3960749
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                AF

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        OO

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                   GREENMARINE ACQUISITION CORP.
       S.S. OR I.R.S. IDENTIFICATION               13-3960743
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                             OO,BF

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        CO

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                QUANTUM INDUSTRIAL HOLDINGS LTD.
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION        British Virgin Islands

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        CO

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                QUANTUM INDUSTRIAL PARTNERS LDC
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                WC

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                Cayman Islands

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                    OO; IV

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                QIH MANAGEMENT INVESTOR, L.P.
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                    PN; IA

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                          QIH MANAGEMENT, INC.
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        CO

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                  SOROS FUND MANAGEMENT LLC
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                    OO; IA

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                          MR. GEORGE SOROS
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                 United States

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        IA

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                   MR. STANLEY F. DRUCKENMILLER
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                OO


--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION            United States


--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        IA

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                  QUASAR INTERNATIONAL FUND N.V.
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                OO


--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION         Netherlands Antilles


--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        CO

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS             QUASAR INTERNATIONAL PARTNERS C.V.
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION          Netherlands Antilles

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                        PN

--------------------------------------------------------------------------------

------------------------                               ------------------------
CUSIP No. 690020102                  14D-1             Page_____ of _____ Pages
------------------------                               ------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS                  QUASAR STRATEGIC PARTNERS LDC
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                AF

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                Cayman Islands

--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER                                0
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8.   SHARED VOTING POWER                              0
  OWNED BY
   EACH           --------------------------------------------------------------
 REPORTING        9.   SOLE DISPOSITIVE POWER                           0
  PERSON
   WITH           --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                                           0

--------------------------------------------------------------------------------
 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     / /
--------------------------------------------------------------------------------
 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                         0

--------------------------------------------------------------------------------
 14.   TYPE OF REPORTING PERSON                                    OO; IV

--------------------------------------------------------------------------------

     This Amendment amends and supplements the Tender Offer Statement on
Schedule 14D-1 filed with the Securities and Exchange Commission on August 8, 1997 (the "Schedule 14D-1") relating to the offer by Greenmarine Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Greenmarine Holdings LLC, a Delaware limited liability company ("Parent"), the members of which are Quasar Strategic Partners LDC, a Cayman Islands limited duration company ("QSP"), Quantum Industrial Partners LDC, a Cayman Islands limited duration company ("QIP"), and Greenlake Holdings LLC, a Delaware limited liability company ("Greenlake"), to purchase all outstanding shares of common stock, $0.15 par value per share (the "Shares") of Outboard Marine Corporation, a Delaware corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 24, 1996 (as amended, the "Rights Agreement"), by and between the Company and First Chicago Trust Company of New York, as Rights Agent, at $18 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 8, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer"). The Purchaser, the Parent, QSP, QIP, and Greenlake are referred to collectively herein as the "Reporting Persons". This Amendment also constitutes Amendment No. 4 to the Statement on Schedule 13D previously filed by Greenway Partners, L.P., a Delaware limited partnership, Greentree Partners, L.P., a Delaware limited partnership, Greenhouse Partners, L.P., a Delaware limited partnership, Greenhut, LLC, a Delaware limited liability company, Greenbelt Corp., a Delaware corporation, Greensea Offshore, L.P., a Cayman Islands limited partnership, Greenhut Overseas, L.L.C., a Delaware limited liability company (collectively, the "Transferors"), Alfred D. Kingsley and Gary K. Duberstein. The Transferors, as indicated in Item 6(b) below, transferred beneficial ownership of all of their Shares, which in the aggregate constitutes 2,000,000 Shares (and, as described in Item 6(a) below, represents 9.9% of the issued and outstanding Shares), to Greenlake, which may be deemed to be beneficially owned by Messrs. Kingsley and Duberstein and may be deemed to be part of a group with Messrs. Kingsley and Duberstein (the "Greenlake Group"). In addition, this Amendment constitutes Amendment No. 1 to the Statement on Schedule 13D by Parent, Purchaser, QSP, QIP, Quantum Industrial Holdings Ltd., a British Virgin Islands corporation, QIH Management Investor, L.P., a Delaware limited partnership, QIH Management Inc., a Delaware corporation, Soros Fund Management LLC, a Delaware limited liability company, Quasar International Fund N.V., a Netherlands Antilles limited liability corporation, Quasar International Partners C.V., a Netherlands Antilles limited partnership, George Soros and Stanley F. Druckenmiller, who may be deemed to be part of a group, for purposes of Schedule 13D, with the Greenlake Group by virtue of the contractual arrangements relating to the formation of Parent and Purchaser and the Offer, as more fully described or incorporated by reference into this Schedule 14D-1; however, none of such persons affirms the existence of any such group. The item numbers and responses thereto below are in accordance with the requirements of
Schedule 14D-1.

     Information relating to members of the Greenlake Group in this Schedule 14D-1 and the related Offer to Purchase has been provided by Greenlake Holdings LLC. Information relating to persons other than the Greenlake Group in this
Schedule 14D-1 and the related Offer to Purchase has been provided individually by such person.

ITEM 3. PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE
       SUBJECT COMPANY.

   ITEM 5. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF
            THE BIDDER.

     On August 11, 1997, a representative of Salomon Brothers Inc, the Company's financial advisor, contacted Messrs. Alfred D. Kingsley and Gary K. Duberstein, officers of the Purchaser, by telephone and requested that the Purchaser enter into a confidentiality agreement with the Company.

     In response to this request, on August 11, 1997, Alfred D. Kingsley, CEO and President of the Purchaser, sent a letter to the Board of Directors of the Company. The full text of Mr. Kingsley's letter is filed herewith as Exhibit
(g)(2) and is incorporated herein by reference.

     On August 12, 1997, in response to Mr. Kingsley's August 11th letter to him, Mr. Harry W. Bowman, Chairman of the Board and CEO of the Company, sent a letter to Mr. Kingsley, the full text of which is filed herewith as Exhibit
(g)(3). In response to this letter, on August 12, 1997 Mr. Kingsley sent a letter to Mr. Bowman, the full text of which is filed herewith as Exhibit
(g)(4).

     On August 13, 1997, representatives of Salomon Brothers Inc and Messrs. Kingsley and Duberstein had a brief, preliminary meeting regarding the Offer. The Purchaser expects that future meetings with representatives of Salomon Brothers and/or the Company will occur.


ITEM 4. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     (a) and (b): Pursuant to the letter of commitment (the "Commitment Letter") dated August 7, 1997, from American Financial Group, Inc. ("AFG"), the Purchaser and entities affiliated with AFG have entered into a credit agreement, dated August 13, 1997, (the "Credit Agreement"). The Credit Agreement provides for two consecutive term loans, each up to an amount of $150 million. The terms of the Credit Agreement conform to the terms of the Commitment Letter, as set forth in Section 12 ("Source and Amount of Funds") of the Offer to Purchase, in all material respects. The second loan will be made only after the first loan has been repaid.

     The full text of the Credit Agreement is filed herewith as Exhibit (b)(2) and is incorporated herein by reference.


ITEM 6. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

     (a) The figure "410,000" in Clause 1 of Schedule II to the Offer to Purchase is hereby deleted and replaced with "110,000".


ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

     (b)(2) Credit Agreement by and among Greenmarine Acquisition Corp. as Borrower, and American Annuity Group, Inc. and Great American Insurance Company as Lenders, dated August 13, 1997.

     (g)(1) Complaint filed in the Court of Chancery for the State of Delaware in and for New Castle County, dated August 8, 1997, captioned Greenmarine Acquisition Corp. v. Outboard Marine Corporation et al., C.A. No. 15864NC

     (g)(2) Letter dated August 11, 1997 from Alfred D. Kingsley to the Board of Directors of the Company.

     (g)(3) Letter dated August 12, 1997 from Harry W. Bowman to Alfred D. Kingsley.

     (g)(4) Letter dated August 12, 1997 from Alfred D. Kingsley to Harry W. Bowman.

                                   SIGNATURE

     After due inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



Dated: August 14, 1997                    GREENLAKE HOLDINGS LLC


                                            By:
                                              -------------------------------
                                               Gary K. Duberstein
                                               Member


                                          GREENWAY PARTNERS, L.P.


                                            By: Greenhouse Partners, L.P.,
                                               its general partner



                                            By:
                                              -------------------------------
                                               Gary K. Duberstein
                                               General Partner


                                          GREENTREE PARTNERS, L.P.


                                            By: Greenhut, L.L.C.,
                                               its general partner



                                            By:
                                              -------------------------------
                                               Gary K. Duberstein
                                               Member



                                          GREENHOUSE PARTNERS, L.P.



                                            By:
                                              -------------------------------
                                               Gary K. Duberstein
                                               General Partner



                                          GREENHUT, L.L.C.


                                            By:
                                              -------------------------------
                                               Gary K. Duberstein
                                               Member



                                          GREENBELT CORP.


                                            By:
                                              -------------------------------
                                               Alfred D. Kingsley
                                               President

                                          GREENSEA OFFSHORE, L.P.


                                            By: Greenhut Overseas, L.L.C.,
                                               its investment general partner



                                            By:/s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               Member



                                          GREENHUT OVERSEAS, L.L.C.



                                            By:/s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               Member


                                          /s/ Alfred D. Kingsley
                                          -------------------------------------
                                          Alfred D. Kingsley


                                          /s/ Gary K. Duberstein
                                          -------------------------------------
                                          Gary K. Duberstein



                                          GREENMARINE HOLDINGS LLC


                                            By:/s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               Title: Member



                                          GREENMARINE ACQUISITION CORP.



                                            By:/s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               Title: Vice-President



                                          QUANTUM INDUSTRIAL HOLDINGS LTD.



                                            By:/s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact



                                          QUANTUM INDUSTRIAL PARTNERS LDC



                                            By:/s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact

                                          QIH MANAGEMENT INVESTOR, L.P.



                                            By: QIH Management, Inc.,
                                               its General Partner



                                              By:
                                              -------------------------------
                                               Michael C. Neus
                                               Vice President



                                          QIH MANAGEMENT, INC.



                                            By:
                                              -------------------------------
                                               Michael C. Neus
                                               Vice President



                                          SOROS FUND MANAGEMENT LLC



                                            By:
                                              -------------------------------
                                               Michael C. Neus
                                               Assistant General Counsel



                                          GEORGE SOROS



                                            By:
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact



                                          STANLEY F. DRUCKENMILLER



                                            By:
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact



                                          QUASAR INTERNATIONAL FUND N.V.



                                            By:
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact



                                          QUASAR INTERNATIONAL PARTNERS C.V.



                                            By:
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact

                                          QUASAR STRATEGIC PARTNERS LDC


                                            By:
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact

                                 EXHIBIT INDEX





Exhibit                                           Description                                            Page No.
---------                                         -----------                                           ---------
 (b)(2)     Credit Agreement by and among Greenmarine Acquisition Corp. as Borrower, and
            American Annuity Group, Inc. and Great American Insurance Company as Lenders,
            dated August 13, 1997.                                                                         --
 (g)(1)     Complaint filed in the Court of Chancery for the State of Delaware in and for New Castle
            County, dated August 8, 1997, captioned Greenmarine Acquisition Corp., v. Outboard
            Marine Corporation et al., C.A. No. 15864NC                                                    --
 (g)(2)      Letter dated August 11, 1997 from Alfred D. Kingsley to the Board of Directors of the
            Company.                                                                                       --
(g)(3)      Letter dated August 12, 1997 from Harry W. Bowman to Alfred D. Kingsley                        --
(g)(4)      Letter dated August 12, 1997 from Alfred D. Kingsley to Harry W. Bowman                        --